Exhibit 99.1

NEWS	NOBLE CORPORATION
13135 South Dairy Ashford, Suite 800
Sugar Land, TX 77478
Phone: 281-276-6100 Fax: 281-491-2092
NOBLE CORPORATION ANNOUNCES TWO-FOR-ONE STOCK SPLIT,
100 PERCENT EFFECTIVE CASH DIVIDEND INCREASE
     SUGAR LAND, Texas, July 27, 2007 — Noble Corporation (NYSE: NE), a leading offshore driller, announced today that its Board of Directors has approved a two-for-one split of the Company’s ordinary shares effected in the form of a 100 percent stock dividend to members (shareholders) of record on August 7, 2007. Distribution will occur on August 28, when shareholders of record will be issued one additional ordinary share for each share they owned.
     The Board of Directors also declared a quarterly cash dividend of 4 cents per ordinary share payable to shareholders of record on September 7, 2007, with a distribution date of September 21. Shareholders of record on the stock split record date (August 7) who retain their shares through the cash dividend record date (September 7) will receive the cash dividend payment on twice the number of pre-split shares they owned.
     “Both the stock split and the effective doubling of the cash dividend reflect the Board of Directors’ continuing confidence in the Company’s positive business momentum, combined with significant long-term opportunities that lie ahead,” said Mark A. Jackson, Chairman, President and Chief Executive Officer.
     The par value of the shares will remain 10 cents per share after the stock split.
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     Noble currently has approximately 134 million ordinary shares issued and outstanding. Year to date, Noble has repurchased approximately 1.4 million shares under a previously announced repurchase authorization of up to approximately 15.3 million (pre-split) shares. On a post-split basis, the amount remaining available for repurchase will be approximately 27.7 million shares.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. The Company performs contract drilling services with its fleet of 62 mobile offshore drilling units located in key markets worldwide, including the U.S. Gulf of Mexico, the Middle East, Mexico, the North Sea, Brazil, West Africa and India. The fleet count includes six rigs under construction.
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     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.
NC-418
07/27/07
For additional information, contact:

For Investors:	Lee M. Ahlstrom, Vice President — Investor Relations and Planning,
Noble Drilling Services Inc., 281-276-6440
For Media:	John S. Breed, Director of Corporate Communications,
Noble Drilling Services Inc., 281-276-6729